Exhibit 99.1

Synutra Announces Appointment of New Director and Formation of Special Committee

QINGDAO, China and ROCKVILLE, Md., January 22, 2016 — Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced the appointment of a new director and the formation of an independent special committee.

Appointment of New Director

On January 21, 2016, the board of directors of the Company (the “Board”) appointed Mr. Yalin Wu as independent director of the Board, effective immediately.

Mr. Yalin Wu has been the Chief Executive Officer of Northern Investment & Financial Consultants Ltd. Co. since 2009. Prior to that he had twenty years of experience in financial and strategic consulting, including seventeen years with various offices of Deloitte Consulting Group in Canada, US and China with most recent roles as Director with Deloitte Corporate Finance (HK) Ltd. from 2007 to 2008, and as Deputy Executive CEO with Deloitte Consultants (Shanghai) Ltd. from 1999 to 2003. Mr. Wu started his career as a teacher in Beijing from 1982 to 1986. Mr. Wu received a master degree of Economic Geography from Wilfrid Laurier University in 1990.

Formation of Special Committee

On January 21, 2016, the Board formed an independent special committee (the “Special Committee”), composed of Ms. Jinrong Chen, Mr. Lei Lin and Mr. Yalin Wu, and elected Ms. Jinrong Chen as its chairperson, to consider the non-binding proposal letter received on January 14, 2016 from Mr. Liang Zhang, Chairman and chief executive officer of the Company, and an affiliated entity of his (together, the “Buyer Group”) to acquire all of the outstanding common stock of the Company not already owned by the Buyer Group for US$5.91 in cash per Share. The Special Committee has the authority to retain independent legal and financial advisors to assist it. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with the Buyer Group or any other transaction will be approved or consummated.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2015, this network comprised over 770 independent distributors and over 290 independent sub-distributors who sell Synutra products in approximately 22,800 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra's products; the safety and quality of Synutra's products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552